UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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[ ] Definitive Proxy Statement

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[ ] Soliciting Material Pursuant to Rule 14a-12

CHEETAH NET SUPPLY CHAIN SERVICE INC.

(Name of Registrant as Specified in Its Charter)

TAKEOVER TIME 2026 LLC

NATASHA YURYEVNA OVSEPYAN

JOURDAN PIERCE MATTHEWS

WALTER FRANKLIN HARRIS

CAROL GRIMES

YAN QIN

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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[ ] Fee previously paid with preliminary materials

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TAKEOVER TIME 2026 LLC - PRESS RELEASE

ENOUGH IS ENOUGH: CTNT'S BOARD HAS HAD ITS CHANCE. NOW STOCKHOLDERS DESERVE THEIRS.

TAKEOVER TIME CALLS ON ELIGIBLE CTNT STOCKHOLDERS TO MAKE THEIR VOICES HEARD THROUGH THE GREEN CONSENT CARD.

KIRKLAND, Washington - Takeover Time 2026 LLC is calling on stockholders of Cheetah Net Supply Chain Service Inc. (NASDAQ: CTNT) to demand accountability for the Company's share-price losses, reverse splits, equity issuances, overseas lending and restoration of majority voting control to CEO Huan Liu during a contested Board-replacement campaign.

RESTORING THE CEO'S CONTROL IS NOT RESTORING STOCKHOLDER VALUE.

Immediately before June 15, 2026, Liu and Fairview Eastern together held approximately 1.7% of CTNT's voting power. CTNT then sold Liu 200,000 fifteen-vote Class B shares for $400,000, increasing their combined voting power to approximately 50.8%. On June 16, that majority was used by written consent to authorize reverse-split authority, without seeking separate affirmative approval from unaffiliated Class A stockholders.

THE RECORD: CONTROL, CAPITAL AND OVERSIGHT

TWICE, THE CEO'S CONTROL WAS RESTORED. WHERE WAS THE STOCKHOLDER VALUE?

From the June 15 closing price through November 6, CTNT Class A shares declined approximately 99.4%, from the September-reverse-split-adjusted equivalent of $247.50 to $1.57. That decline alone does not establish that the Class B issuance caused the losses. But restoring Liu's voting majority plainly did not restore stockholder value.

On October 1, Takeover Time publicly filed its proposal to remove and replace the incumbent Board. Five days later, the Board approved another high-vote issuance. CTNT sold Liu 100,000 Class B shares for $330,000 under an October 7 agreement closing October 9; those shares carried 1.5 million votes and returned him to approximately 53.3% voting power. By November 6, the stock was approximately 40.5% below its October 9 close.

CTNT's November 5 filing described the October purchase as returning Liu “to roughly his June position.” Majority voting control is not an entitlement to be replenished whenever dilution reduces the CEO's power. “Restoration” describes the effect; it does not establish that the transaction was necessary or justified.

THE $330,000 QUESTION - WHY FIFTEEN VOTES PER SHARE?

In an October 19 court filing, defendants suggested CTNT “may have needed the cash.” A financing purpose and a control-restoring effect can coexist. But a possible need for $330,000 does not, by itself, explain the choice of fifteen-vote Class B shares rather than a less control-intensive financing alternative during a live Board challenge. That is the question Takeover Time has taken to Delaware Chancery Court.

THE SAME PLAYBOOK IS NOT A PLAN FOR ACCOUNTABILITY.

In its November 5 filing, CTNT says it has a defined strategy and a plan to build stockholder value. But a plan must be measured against actual decisions. CTNT has acknowledged two 2026 reverse splits - 1-for-200 in April and 1-for-150 in September - and reported approximately $29.5 million in loan receivables from two overseas borrowers as of September 30. Management says credit assessments and monitoring support those unsecured loans and reported no overdue amounts as of its November 5 filing. Stockholders are still entitled to ask how the Board assessed credit concentration, security, liquidity and repayment risk. Lending is not among CTNT's stated principal operating businesses.

NO FULL-BOARD MEETINGS. COMPLETE OCTOBER MINUTES STILL SOUGHT.

CTNT's own proxy statements report zero full-Board meetings in fiscal 2024 and 2025. Its Compensation and Nominating/Corporate Governance Committees also reported no meetings in those years; the Audit Committee did meet. Directors can act by written consent, but stockholders deserve to know how the Board exercised and documented oversight.

Takeover Time has repeatedly requested complete minutes and supporting approval records for the October 6, 2026 Class B issuance, and says those requests have not been fully satisfied. That does not establish that no minutes exist. It makes the need for a complete record of the Board's decision-making all the more important.

Liu serves as CTNT's Chairman, CEO and interim CFO. Leadership must be judged by decisions, oversight and results - not titles or promises.

THE FIGHT FOR THE STOCKHOLDER FRANCHISE

THE BOARD QUESTIONS OUR RECORD. LET'S EXAMINE ITS OWN.

CTNT's November 5 filing questions Takeover Time's qualifications, plans and commitment to stockholders. The Board may scrutinize our record. We invite that scrutiny - and expect the same standard for the incumbents. The public record, not titles or promises, should speak for both sides.

Takeover Time is challenging the October Class B issuance because its 1.5 million votes could frustrate the pending Board-replacement consent. The Company and Liu dispute the claims. On October 21, the Court of Chancery denied immediate emergency relief but granted expedition; a preliminary-injunction hearing is scheduled for November 18, 2026. CTNT also added that hearing to the main chronology of its November 5 filing after Takeover Time questioned its earlier omission.

LESS THAN TWO MONTHS. PERSONAL FUNDS. NO BOARD SEAT.

Natasha Ovsepyan, Takeover Time's managing member and a proposed director nominee, stated:

“You want to question what I've done, whether I'm qualified to lead, or how committed I am? Read what we have actually done. In less than two months, using my own personal funds, I have helped launch this contested consent campaign, demanded accountability and taken the fight over 1.5 million disputed votes to Delaware Chancery Court. No Board seat. No access to the corporate treasury. In my view, that is more action to defend CTNT stockholders' voting rights than this incumbent Board has shown a willingness to take during its tenure.”

“And before questioning my leadership, answer for yours. CTNT's filings report zero full-Board meetings in both 2024 and 2025. I have repeatedly requested the complete October 6 meeting minutes and supporting approval records, and those requests have not been fully satisfied. You have overseen substantial equity issuance, reverse splits and unsecured lending to overseas borrowers. A controlling voting bloc authorized reverse-split authority without a separate affirmative vote from unaffiliated public Class A holders. That is your record. Don't lecture stockholders about leadership while refusing to confront it.”

“You have had the Company's authority and resources. I have put my own money, time and effort into defending stockholder rights while stockholders have suffered extraordinary losses. As a self-represented litigant, I have followed the Court's directions to confer with opposing counsel. Instead of the professional dialogue I sought, I have repeatedly felt belittled, dismissed and spoken down to by the Company's legal representatives, making an already difficult process harder. If anything, that treatment has only fueled the fire in me to keep fighting. It will not deter me from standing with stockholders.”

“If management wants to compare records, I welcome it. But answer for yours. A Board answers to stockholders - never the other way around. We have asked stockholders to decide who should govern CTNT through the lawful consent process. Get up. Speak up. Use your vote. If you have already returned your GREEN consent, thank you. If you are waiting for it, please watch for it and follow the instructions.”

“I intend to examine every lawful avenue for pursuing recovery for the Company and, where legally available, remedies for stockholders who suffered losses from actionable wrongdoing. I will press for a full review of our unsecured loans and for appropriate recovery efforts. I cannot promise reimbursement or any particular outcome - but I will not accept unanswered questions as the end of the story.”

YOUR GREEN CONSENT: THE NEXT STEP

THE BOARD ANSWERS TO STOCKHOLDERS. NEVER THE OTHER WAY AROUND.

IF YOU SUPPORT TRANSPARENCY, THE STOCKHOLDER FRANCHISE AND A BOARD ACCOUNTABLE TO ITS OWNERS, RETURN YOUR GREEN CONSENT CARD.

GREEN CONSENT CARD - TAKEOVER TIME 2026 LLC

Eligible holders supporting the integrated Board replacement should mark CONSENT on Proposal 1 (fix the Board at five), CONSENT on Proposal 2 (remove incumbent directors), and CONSENT FOR ALL FIVE NOMINEES on Proposal 3. All three proposals are mutually conditioned.

The five nominees are Natasha Ovsepyan, Jourdan Pierce Matthews, Walter Franklin Harris, Carol Grimes and Yan Qin. Review the actual GREEN card and follow its delivery instructions. Holders through brokers or institutions should follow their intermediary's authorized response instructions; electronic submission may be available for some institutional holders, but not every account.

WHITE REVOCATION CARD - WARNING

The incumbent Board's WHITE card is a revocation card, not a Takeover Time consent. Under CTNT's November 5 preliminary instructions, a WHITE card that is signed, dated and returned with all boxes blank revokes prior consents to all three Takeover Time proposals. An ABSTAIN selection withdraws an earlier affirmative consent on the relevant proposal. Other selections have different effects; follow the operative card's instructions.

If you support Takeover Time, do not sign or return the WHITE revocation card. The WHITE-card graphic above summarizes the risk; it does not mean every WHITE card automatically defeats the proposals.

IMPORTANT INFORMATION CONCERNING THE CONSENT SOLICITATION

This communication is soliciting material issued by Takeover Time 2026 LLC in connection with its written-consent solicitation concerning Cheetah Net Supply Chain Service Inc. (NASDAQ: CTNT). Solicitation participants are Takeover Time 2026 LLC, Natasha Ovsepyan, Jourdan Pierce Matthews, Walter Franklin Harris, Carol Grimes and Yan Qin.

Stockholders should read Takeover Time's October 20, 2026 Definitive Consent Solicitation Statement, participant interests, the actual GREEN consent card and related SEC filings before acting. Those materials are available without charge at SEC.gov. The Company's November 5 WHITE revocation statement was preliminary; consult any later definitive instructions. The consent solicitation is separate from CTNT's December 3 annual-meeting proxy vote.

Definitive Consent Solicitation Statement: SEC-filed October 20, 2026 definitive consent statement.

Source disclosures: CTNT's 2025 definitive annual-meeting proxy (2024 Board meetings); CTNT's October 16, 2026 definitive proxy (2025 Board and committee meetings, executive positions, Class B issuances); CTNT's November 5, 2026 preliminary revocation statement (loans, voting control and WHITE card); Takeover Time's October 20, 2026 definitive consent statement. Prices are through November 6, 2026 and adjusted as stated.